Exhibit 99.1

    WALTER INDUSTRIES ANNOUNCES STRONG 2004 FOURTH-QUARTER AND ANNUAL RESULTS

 -- Diluted EPS of $0.59 for Fourth Quarter and $1.14 for Full Year Reported --

          -- Coal Mining Operation Achieves Record Income -- TAMPA, Fla.,
Feb. 22 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today reported net income of $27.2 million, or $0.59 per diluted share, for the fourth quarter ended December 31, 2004. The Company reported full-year net income of $49.9 million, or $1.14 per diluted share. Net income for both the quarter and year represent significant improvements over the losses incurred in comparable prior-year periods.

The fourth-quarter and full-year diluted earnings per share amounts include the impact of adopting Emerging Issues Task Force Issue No. 04-8 ("EITF 04-8"), which requires that the dilutive effect of the Company's $175 million contingent convertible senior subordinated notes be included in calculating diluted earnings per share using the "if converted" method.

Results for the quarter reflect higher coal and natural gas pricing and strong production output in the Natural Resources segment, increases in operating income in the Financing segment and at U.S. Pipe, and favorable adjustments to income tax valuation allowances principally due to improved profitability at Jim Walter Resources. Earnings of $0.59 per diluted share for the quarter and $1.14 per diluted share for the year compare to the previously issued range of earnings expectations, revised for EITF 04-8, of $0.29 to $0.36 per diluted share for the quarter and $0.83 to $0.92 per diluted share for the year.

"Our solid fourth-quarter and full-year results were led by record operating income at Natural Resources and continued strong results at Financing," said Chairman and Chief Executive Officer Don DeFosset. "In 2004, we took numerous measures to improve our operations and further strengthen our balance sheet as well as increase future metallurgical coal mining capacity at Jim Walter Resources. All of these actions position us very well to capitalize on opportunities we see for 2005 and beyond."

Fourth-Quarter 2004 Financial Results

Net income for the quarter ended December 31, 2004 was $27.2 million, a substantial improvement over the net loss of $4.3 million in the prior-year period. The prior period included a loss from continuing operations of $19.3 million and income from discontinued operations of $15.0 million. Net sales and revenues for the fourth quarter of 2004 totaled $367.5 million, an increase of 15% versus the year-ago period.

Fourth-quarter 2004 results reflected the second consecutive quarter of record profitability in the Natural Resources segment. Average coal and natural gas prices exceeded last year's fourth quarter by 55% and 56%, respectively. In addition, coal production increased by 16%, or 256,000 tons, over the prior-year period, which contributed to higher spot sales of metallurgical coal and lower average extraction costs per ton.

Accompanying the continued strong performance at Natural Resources, the Financing segment reported better delinquency performance and lower claims loss experience and reserves in its insurance unit. Also, results at U.S. Pipe improved, reflecting significantly higher year-over-year pricing and increased volumes. Partially offsetting these favorable impacts in the quarter, the Homebuilding segment incurred a larger than expected loss, primarily due to a decline in unit completions.

The Company benefited from favorable adjustments to income tax valuation allowances of approximately $9.7 million that were primarily a result of profitability improvements at Jim Walter Resources. Corporate debt interest expense also declined by $3.5 million pre-tax as a result of reduced borrowings and lower rates obtained through a debt refinancing in the second quarter. Also, the Company recorded pre-tax environmental and legal accruals totaling $6.2 million and incurred higher audit and other costs of $3.3 million pre-tax, primarily related to the implementation of Sarbanes- Oxley Act requirements. The prior year's results reflected pre-tax restructuring and impairment charges of $9.3 million, principally related to the anticipated closure of Mine No. 5 and the sale of Southern Precision Corporation's assets.

2004 Financial Results

Net income for 2004 was $49.9 million, a $78.9 million improvement over the prior year. The prior-year loss of $29.0 million included income from continuing operations of $3.3 million, which was more than offset by a loss from discontinued operations totaling $32.7 million. Net sales and revenues were approximately $1.5 billion for 2004, an increase of 10% over the prior year.

The year-over-year increase in revenues was primarily the result of strong metallurgical coal pricing at Natural Resources as new higher-priced contracts became effective in the second half of the year, as well as coke pricing improvements at Sloss. In addition, pricing of ductile iron pipe at U.S. Pipe increased steadily throughout 2004 as prices were raised to keep pace with increased scrap raw material costs. Higher volumes at Natural Resources and U.S. Pipe also contributed to the increase in revenues. Lower unit volumes in the Homebuilding segment partially offset these improvements.

The significant year-over-year improvement in operating income was the result of higher pricing and volumes, along with better operating performance at Natural Resources, Financing, U.S. Pipe and Sloss. Natural Resources achieved exceptional production levels in 2004, Financing continued to improve overall portfolio performance, Sloss improved margins on increased pricing and improved productivity and U.S. Pipe returned to profitability on higher pricing. Prior-year results also included $16.8 million of restructuring and impairment charges. These year-over-year improvements were partially offset by lower unit volumes and higher lumber and other costs at Homebuilding.

Fourth-Quarter Results By Operating Segment

Natural Resources Segment

The Natural Resources segment reported fourth-quarter revenue of $102.0 million, up 69% versus the year-ago period, primarily due to increased coal shipments and higher metallurgical coal selling prices. Jim Walter Resources generated record quarterly operating income of $33.6 million, which exceeded prior-year quarterly results by $52.0 million, due primarily to higher contract pricing and improved production levels in the mines, including record production at Mine No. 4, which helped facilitate favorable spot sales of metallurgical coal.

Jim Walter Resources sold 1.61 million tons of coal at an average price of $54.62 per ton in the fourth quarter, compared to 1.46 million tons in the prior-year quarter at an average price of $35.15 per ton. The natural gas operation sold 1.93 billion cubic feet of gas in the fourth quarter at an average price of $6.61 per thousand cubic feet, compared to sales of 2.09 billion cubic feet at an average price of $4.23 per thousand cubic feet in the prior-year quarter.

Jim Walter Resources has negotiated substantially all of this year's annual metallurgical coal contracts at prices greater than $100 per net ton, FOB mine site. This pricing will become effective principally in July 2005 and run through June 2006.

Financing Segment

The Financing segment's revenue for the fourth quarter was $59.7 million, essentially equal to the prior-year period. Revenue increases from higher prepayment income and lower delinquencies were offset by a reduced yield on the instalment note portfolio. Prepayment speeds were 10.4% in the current- year fourth quarter, compared with 9.2% in the year-ago period.

Fourth-quarter operating income was $15.8 million, up from $10.6 million a year earlier, primarily due to reduced workers' compensation and other claims experience in its insurance unit, including a $0.9 million reduction in loss accruals in the fourth quarter from lower-than-anticipated claims on the four hurricanes that occurred during the third quarter. Delinquencies (the percentage of amounts outstanding over 30 days past due) were 5.6% in the fourth quarter versus 6.3% in the year-ago period.

Industrial Products Segment

The Industrial Products segment reported fourth-quarter revenue of $130.2 million, up 23% versus the prior-year period, as U.S. Pipe continued to realize improvements in ductile iron pipe pricing. U.S. Pipe raised prices 26%, or $150 per ton, during 2004 to offset escalating scrap metal and other material costs.

The Industrial Products segment reported a slight operating loss in the fourth quarter of 2004, as U.S. Pipe recognized a $4.0 million charge in the quarter related to legacy environmental issues in Anniston, Alabama. Excluding this charge, the segment generated $3.5 million of operating income in the quarter. Industrial Products results for the prior year included a $2.4 million goodwill impairment charge associated with the sale of the Southern Precision subsidiary. Excluding these charges, the segment improved operating profit by $4.2 million versus the prior-year period. Results in the current period reflected increased volumes and significant improvements in pricing, partially offset by higher scrap metal costs.

Homebuilding Segment

The Homebuilding segment reported fourth-quarter revenue of $53.9 million, down 23% from the year-ago period, as shortfalls in unit completions unfavorably impacted segment financial performance. Homebuilding completed 727 homes during the fourth quarter at an average selling price of $74,000, compared to 1,036 homes at an average selling price of $67,900 for the same period last year. These lower-unit completions reflect weak sales activity in the first half of 2004. Sales and marketing initiatives designed to drive higher volumes, including improved sales training, enhanced model offerings and financing promotions, are beginning to yield positive results. Specifically, new sales contracts, net of cancellations, totaled 903 units in the fourth quarter, up 7.5% versus the prior-year period. Some progress is also being made in construction processes and systems; however, due to long construction lead times, improvements in unit deliveries are not expected to fully materialize until the latter half of 2005.

The segment's operating loss for the fourth quarter was $8.3 million, compared to a loss of $3.3 million in the prior-year period. Results for the quarter reflect lower unit completions and reduced margins due to higher lumber costs and job cost overruns. The quarter also included a $2.2 million increase in accruals related to warranty and litigation issues. These unfavorable impacts were partially offset by higher average net selling prices and expense savings from work force reductions and closures of underperforming branches.

Other Segment

Sloss Industries reported revenue of $24.2 million, a 16% increase over the prior-year period. Sloss' operating income was $0.6 million for the quarter, representing a $2.4 million improvement over the year-ago period due to higher furnace and foundry coke contract pricing and favorable spot shipments.

Parent company expenses in the fourth quarter increased $6.3 million versus the prior-year period, primarily due to costs related to Sarbanes-Oxley Act compliance and increased incentive accruals.

During the quarter, the Company repurchased 2 million shares of stock at an aggregate price of approximately $32 million, funded from cash on hand. Including the fourth-quarter buyback, the Company repurchased over $95 million in stock during 2004.

Conference Call Webcast

Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss quarterly results and other general business matters on a conference call and live Webcast to be held on Wednesday, February 23, 2005, at 10:00 a.m. Eastern time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com .

Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,000 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services, at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                         For the three months
                                                          ended December 31,
                                                     ----------------------------
                                                         2004            2003
                                                     ------------    ------------
Net sales and revenues:
    Net sales                                        $    309,333    $    259,223
    Interest income on instalment
     notes                                                 53,407          53,757
    Miscellaneous                                           4,754           6,776
                                                          367,494         319,756

Cost and expenses:
    Cost of sales (exclusive of
     depreciation)                                        223,977         231,205
    Depreciation                                           15,032          12,915
    Selling, general and administrative                    60,077          45,559
    Provision for losses on instalment notes                4,105           4,416
    Postretirement benefits                                 2,982           1,653
    Interest expense - mortgage-
     backed/asset-backed notes                             32,447          32,867
    Interest expense - corporate debt                       4,733           8,201
    Amortization of other intangibles                       1,060           1,448
    Provision (credit) for estimated
     hurricane losses                                        (935)             --
    Restructuring and impairment charges (credits)           (457)          9,255
                                                          343,021         347,519

Income (loss) from continuing
 operations before income tax expense                      24,473         (27,763)

Income tax benefit (1)                                      2,710           8,467

Income (loss) from continuing
 operations                                                27,183         (19,296)
Discontinued operations, net of income taxes                   --          15,000

Net Income (loss)                                    $     27,183    $     (4,296)

Basic Income (Loss) per share:

Income (loss) from continuing
 operations                                          $       0.74    $      (0.46)
Discontinued Operations                                        --            0.36

Net Income (Loss)                                    $       0.74    $      (0.10)

Weighted average number of basic
 shares outstanding                                    36,963,534      41,856,987

Diluted Income (Loss) per share:

Income (loss) from continuing
 operations                                          $       0.59    $      (0.46)
Discontinued Operations                                        --            0.36

Net Income (Loss)                                    $       0.59    $      (0.10)

Weighted average number of diluted
 shares outstanding (2)                                48,066,504      41,856,987

(1) Results for the fourth quarter of 2004 include a net income tax benefit of approximately $9.7 million associated with favorable adjustments to income tax valuation allowances, primarily resulting from profitability improvements at Jim Walter Resources.

(2) Weighed average basic shares outstanding was used in 2003, as the use of fully diluted shares would have had an anti-dilutive effect.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                              For the three months
                                               ended December 31,
                                          ----------------------------
                                              2004            2003
                                          ------------    ------------
NET SALES AND REVENUES:
Homebuilding                              $     53,923    $     70,388
Financing                                       59,737          59,511
Industrial Products                            130,242         106,165
Natural Resources                              101,980          60,452
Other                                           26,941          25,861
Consolidating Eliminations                      (5,329)         (2,621)
                                          $    367,494    $    319,756

OPERATING INCOME (LOSS):
Homebuilding                              $     (8,276)   $     (3,271)
Financing                                       15,773          10,590
Industrial Products                               (528)         (3,185)
Natural Resources                               33,622         (18,377)
Other                                          (10,735)         (4,693)
Consolidating Eliminations                        (650)           (626)
Operating income (loss)                         29,206         (19,562)
Corporate debt interest expense                 (4,733)         (8,201)
Income (loss) from continuing
 operations before income tax expense     $     24,473    $    (27,763)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                        For the twelve months
                                                          ended December 31,
                                                     ----------------------------
                                                         2004            2003
                                                     ------------    ------------
Net sales and revenues:
    Net sales                                        $  1,224,274    $  1,084,426
    Interest income on instalment notes                   220,041         220,401
    Miscellaneous                                          17,407          20,634
                                                        1,461,722       1,325,461

Cost and expenses:
    Cost of sales (exclusive of depreciation)             960,847         921,961
    Depreciation                                           60,220          53,376
    Selling, general and administrative                   207,451         178,340
    Provision for losses on instalment notes               12,402          15,660
    Postretirement benefits                                 8,140           8,080
    Interest expense - mortgage-
     backed/asset-backed notes                            127,273         129,344
    Interest expense - corporate debt                      18,687          22,572
    Amortization of other intangibles                       4,976           6,132
    Provision for estimated hurricane losses                3,983              --
    Restructuring and impairment charges                      591          16,792
                                                        1,404,570       1,352,257

Income (loss) from continuing
 operations before income tax expense                      57,152         (26,796)

Income tax (expense) benefit (1)                           (7,235)         30,115

Income from continuing operations                          49,917           3,319
Discontinued operations, net of income taxes                   --         (32,700)
Cumulative effect of change in
 accounting principle, net of income taxes                     --             376

Net Income (loss)                                    $     49,917    $    (29,005)

Basic Income (Loss) per share:

Income from continuing operations                    $       1.29    $       0.08
Discontinued Operations                                        --           (0.76)
Cumulative effect of change in
 accounting principle                                          --            0.01

Net Income (Loss)                                    $       1.29    $      (0.67)

Weighted average number of basic
 shares outstanding                                    38,581,893      43,025,909

Diluted Income (Loss) per share:

Income from continuing operations                    $       1.14    $       0.08
Discontinued Operations                                        --           (0.76)
Cumulative effect of change in
 accounting principle                                          --            0.01

Net Income (Loss)                                    $       1.14    $      (0.67)

Weighted average number of diluted
 shares outstanding                                    46,254,746      43,363,826

     (1) Results for 2004 include a net income tax benefit of approximately
$7.9 million associated with favorable adjustments to income tax valuation allowances, primarily resulting from profitability improvements at Jim Walter Resources. Results for 2003 include a tax benefit of approximately $18.9 million associated with a favorable settlement of a dispute with the IRS.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                             For the twelve months
                                               ended December 31,
                                          ---------------------------
                                              2004            2003
                                          -----------     -----------
NET SALES AND REVENUES:
Homebuilding                              $   233,755     $   276,855
Financing                                     242,777         239,754
Industrial Products                           546,555         461,850
Natural Resources                             351,352         257,835
Other                                         109,839         106,995
Consolidating Eliminations                    (22,556)        (17,828)
                                          $ 1,461,722     $ 1,325,461

OPERATING INCOME (LOSS):
Homebuilding                              $   (33,347)    $      (462)
Financing                                      54,838          51,423
Industrial Products                             7,609         (13,542)
Natural Resources                              69,702         (26,424)
Other                                         (20,253)        (12,558)
Consolidating Eliminations                     (2,710)         (2,661)
Operating income (loss)                        75,839          (4,224)
Corporate debt interest expense               (18,687)        (22,572)
Income (loss) from continuing
 operations before income tax expense     $    57,152     $   (26,796)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                         For the        For the        For the        For the
                                          three          three          twelve         twelve
                                          months         months         months         months
                                          ended          ended          ended          ended
                                         December       December       December       December
                                           31,            31,            31,            31,
                                           2004           2003           2004           2003
                                       ------------   ------------   ------------   ------------
Depreciation ($ in thousands):
  Homebuilding                         $      1,121   $      1,290   $      4,792   $      4,755
  Financing                                     378            238          1,471            860
  Industrial Products                         6,514          6,325         26,672         26,119
  Natural Resources                           5,836          3,753         22,464         16,312
  Other                                       1,183          1,309          4,821          5,330
                                       $     15,032   $     12,915   $     60,220   $     53,376

Amortization of other intangibles
 ($ in thousands):
  Financing                            $      1,060   $      1,448   $      4,976   $      6,132

Restructuring and impairment charges
 ($ in thousands):
  U.S. Pipe Anniston plant
   shutdown costs                      $         --   $         51   $        121   $      5,938
  Write-off of Southern
   Precision goodwill                            --          2,409             --          2,409
  Mine No. 5 shutdown costs                    (457)         6,698            470          6,698
  Former headquarters
   impairment charge                             --             97             --          1,747
                                       $       (457)  $      9,255   $        591   $     16,792

Operating Data:

  Homebuilding
    New sales contracts, net
     of cancellations                           903            840          3,192          4,218
    Unit completions                            727          1,036          3,251          4,164
    Average sale price                 $     74,000   $     67,900   $     71,700   $     66,200
    Ending homes backlog                      2,001          2,060          2,001          2,060

  Financing
    Delinquencies                               5.6%           6.3%           5.6%           6.3%
    Prepayment speeds                          10.4%           9.2%          10.1%           8.9%

  Industrial Products
    Ending pipe & fittings
     backlog, tons                          140,388        126,036        140,388        126,036
    Ending pipe & fittings
     backlog, dollars ($ in
     thousands)                        $    110,577   $     82,672   $    110,577   $     82,672

  Natural Resources
    Tons sold
      Metallurgical coal,
       contracts (in thousands)                 835            903          4,028          4,181
      Metallurgical coal, spot
       sales (in thousands)                     339             13            720             13
      Steam coal (in thousands)                 440            544          1,766          1,950
    Average sale price per ton
      Metallurgical coal,
       contracts                       $      49.26   $      35.12   $      42.34   $      35.39
      Metallurgical coal, spot
       sales                           $      93.33   $      64.78   $      95.17   $      64.78
      Steam coal                       $      34.96   $      34.53   $      35.10   $      34.67
    Tons of coal produced (in
     thousands)                               1,816          1,560          6,876          6,075
    Mining costs per ton: (1)
      Mines No. 4 & 7                  $      31.00   $      29.57   $      30.88   $      30.80
      Mine No. 5                       $      35.04   $      44.28   $      37.66   $      42.83
      Total                            $      31.86   $      33.04   $      32.35   $      33.60
    Natural gas sales, in mmcf
     (in thousands)                           1,926          2,086          7,890          8,676
    Natural gas average sale
     price                             $       6.61   $       4.23   $       6.08   $       4.58

  Sloss Industries
    Tons of foundry coke sold                36,698         25,662        144,941        121,791
    Tons of furnace coke sold                62,510         83,409        273,728        292,253
    Foundry coke average sale
     price per ton                     $     172.14   $     153.75   $     168.28   $     153.41
    Furnace coke average sale
     price per ton                     $     140.34   $     108.92   $     141.86   $     103.37

(1) Mining costs exclude selling, general and administrative expenses, OPEB expenses, ARO expenses, royalties, Black Lung excise taxes and certain other costs related to post-mining activities.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                          December 31,   December 31,
                                              2004           2003
                                          ------------   ------------
ASSETS
Cash and cash equivalents                 $     46,924   $     59,982
Short-term investments, restricted              99,905        100,315
Instalment notes receivable, net of
 allowance of $11,200 and
 $10,907, respectively                       1,717,205      1,749,162
Receivables, net                               170,219        155,497
Income tax receivable                           14,977         17,271
Inventories                                    233,547        224,525
Prepaid expenses                                19,590          6,528
Property, plant and equipment, net             331,959        352,529
Investments                                      6,165          6,326
Deferred income taxes                           47,943         47,498
Unamortized debt expense                        36,726         35,810
Other long-term assets, net                     46,340         36,124
Goodwill and other intangibles, net            144,986        149,962
                                          $  2,916,486   $  2,941,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                          $     90,217   $     99,889
Accrued expenses                               125,681        109,136
Debt:
  Mortgage-backed/asset-backed notes         1,763,827      1,829,898
  Senior debt                                       --        113,754
  Convertible senior subordinated notes        175,000             --
Accrued interest                                16,813         17,119
Accumulated postretirement benefits
 obligation                                    282,599        292,300
Other long-term liabilities                    203,122        202,823
Total liabilities                            2,657,259      2,664,919
Stockholders' equity                           259,227        276,610
                                          $  2,916,486   $  2,941,529

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                ($ in Thousands)
                                    Unaudited

                                                                                      Accumulated
                                                                                        Other
                                                      Comprehensive                  Comprehensive
                                                         Income       Accumulated       Income
                                          Total          (Loss)         Deficit         (Loss)
                                       ------------   -------------   ------------   -------------
Balance at December 31, 2003           $    276,610                   $   (658,965)  $     (51,406)
Comprehensive income:
  Net income                                 49,917   $      49,917         49,917
  Other comprehensive
   income (loss), net
    of tax:
    Increase in
     additional pension
     liability                                 (405)           (405)                          (405)
    Net unrealized gain
     on hedge                                   702             702                            702
Comprehensive income                                  $      50,214
Stock issued upon
 exercise of stock
 options                                     26,580
Tax benefit from the
 exercise of stock
 options                                      5,363
Purchases of treasury
 stock                                      (95,299)
Dividends paid, $.13
 per share                                   (4,939)
Stock-based
 compensation                                   698

Balance at December 31,
 2004                                  $    259,227                   $   (609,048)  $     (51,109)

                                          Common       Capital in       Treasury
                                          Stock          Excess           Stock
                                       ------------   -------------   ------------
Balance at December 31,
 2003                                  $       557    $   1,150,442   $   (164,018)
Comprehensive income:
  Net income
  Other comprehensive
   income (loss), net
    of tax:
    Increase in
     additional pension
     liability
    Net unrealized gain
     on hedge
Comprehensive income
Stock issued upon
 exercise of stock
 options                                        23           26,557
Tax benefit from the
 exercise of stock
 options                                                      5,363
Purchases of treasury
 stock                                                      (95,299)
Dividends paid, $.13
 per share                                                   (4,939)
Stock-based
 compensation                                                   698

Balance at December 31,
 2004                                  $       580    $   1,178,121   $   (259,317)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited

                                                  For the twelve months
                                                    ended December 31,
                                              ------------------------------
                                                  2004             2003
                                              -------------    -------------
OPERATING ACTIVITIES
Income from continuing operations             $      49,917    $       3,319
Adjustments to reconcile income to
 net cash provided by continuing
 operations:
   Provision for losses on instalment notes          12,402           15,660
   Depreciation                                      60,220           53,376
   Provision for deferred income taxes               (6,232)           2,820
   Tax benefit on the exercise of
    employee stock options                            5,363               --
   Accumulated postretirement
    benefits obligation                              (9,701)          (9,892)
   Provision for other long-term
    liabilities                                       1,595            1,827
   Amortization of other intangibles                  4,976            6,132
   Amortization of debt expense                       8,554            8,553
   Loss on sale of assets                             1,294               --
   Restructuring and impairment charges                  --           14,646
   Stock-based compensation expense                     698               --

Decrease (increase) in assets:
   Receivables                                      (16,588)          20,714
   Income taxes receivable                            8,081           (7,495)
   Inventories                                      (12,082)         (29,249)
   Prepaid expenses                                 (13,062)           1,117
Increase (decrease) in liabilities:
   Accounts payable                                  (8,453)           5,159
   Accrued expenses                                  20,322            6,245
   Accrued interest                                    (306)          (1,533)
             Cash flows provided by
              continuing operations                 106,998           91,399
             Cash flows (used in)
              provided by discontinued
              operations                             (3,611)          13,663
             Cash flows provided by
              operating activities                  103,387          105,062

INVESTING ACTIVITIES
  Notes originated from sales and
   resales of homes and purchases of
   loan portfolios                                 (455,242)        (505,661)
  Cash collections on accounts and
   payouts in advance of maturity                   474,797          452,594
  Decrease (increase) in short-term
   investments, restricted                              410           (2,429)
  Additions to property, plant and
   equipment, net of retirements                    (42,805)         (49,277)
  (Increase) decrease in investments
   and other assets, net                            (11,652)           2,764
  Disposal of assets held for sale                       --           10,425
  Additions to property, plant and
   equipment of discontinued operations                  --          (21,907)
  Proceeds from sale of subsidiaries,
   net of cash disposed                               6,000          242,286
             Cash flows (used in)
              provided by investing
              activities                            (28,492)         128,795

FINANCING ACTIVITIES
    Issuance of debt                                720,218        1,209,331
    Retirement of debt                             (726,483)      (1,351,887)
    Additions to unamortized debt expense            (8,030)          (7,822)
    Dividends paid                                   (4,939)          (5,140)
    Purchases of treasury stock                     (95,299)         (27,566)
    Exercise of employee stock options               26,580              975
             Cash flows used in
              financing activities                  (87,953)        (182,109)

Net (decrease) increase in cash and
 cash equivalents                                   (13,058)          51,748
Cash and cash equivalents at
 beginning of period                                 59,982            8,234
Cash and cash equivalents at end of period    $      46,924    $      59,982

SOURCE  Walter Industries, Inc.
    -0-                             02/22/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /